EXHIBIT 10.26

Managing Director

Service Agreement

Between

ABAXIS Europe GmbH,
Peka Park, Gebäude/Building T9
Otto-Hesse-Straße 19, 64293 Darmstadt,

- hereinafter "Company" -

here represented by its sole shareholder

ABAXIS Inc.
3240 Whipple Road, Union City, CA 94587,

these represented by its Chief Executive Officer

Mr. Clinton H. Severson
President and Chief Executive Officer

and

Mr. Achim Henkel,
Baustraße 55, 64372 Ober-Ramstadt

hereinafter "Managing Director" -

Preamble

In the past, ABAXIS Inc. operated its business via its European branch office. Now, ABAXIS Inc. as sole shareholder has formed the Company which continues the business of the branch.

Mr. Henkel joined the Company, respectively its predecessor, ABAXIS European Branch Office, in 1 November 1999 and was initially employed as Sales and Marketing Director Europe and Africa. He shall be appointed as Managing Director of the Company by deed of incorporation dated 5 May 2008.

The existing employment agreement of Mr. Henkel with ABAXIS Inc. has originally been transferred to the Company in connection with the transfer of the business of the branch. The parties intend to have the rights and obligations of Mr. Henkel governed based on the following agreement:

§ 1 Responsibilities

1.	Mr. Henkel is Managing Director of the Company.

2.
The Managing Director shall represent the Company alone. The Company reserves the right to appoint at any time further managing directors and to establish a different arrangement regarding the Company's representation.

3.
The responsibilities of the Managing Director can be specified in more detail, limited, complemented, amended or changed by the shareholders in line with the potential of the Managing Director and the needs of the Company.

4.
The Managing Director shall actively manage the Company in accordance with the law, the Articles of Association and the by-laws for the management, as amended from time to time and in compliance with the instructions given to him by the Company respectively the shareholders meeting.

5.	The Managing Director shall be entitled to request a shareholder decision at any time.

6.	The place of work of the Managing Director shall be Darmstadt. The performance of his duties necessitates traveling.

7.	The shareholder may provide the Managing Director with the respective valid Approval Matrix in written form. The Managing Director has to adhere to the terms of the Approval Matrix.

§ 2 Remuneration

1.	In return for his services, the Managing Director shall be entitled to a fixed annual gross salary of 145.200,00 EUR which shall be payable in twelve (12) equal instalments at the end of each month.

All payments will be reduced by taxes and social security contributions.

The Managing Director is entitled to an annual bonus payment pursuant to the Bonus Agreement attached hereto as Exhibit 1.

Pursuant to the terms of the Stock Option Plan, attached hereto as Exhibit 2, and in accordance with the respective company policies, the Managing Director furthermore shall be entitled to Stock Units.

The abovementioned remuneration shall constitute the total compensation for the services of the Managing Director, including overtime and services provided on Sundays and public holidays which he may for operational reasons be required to perform beyond the Company's regular business hours.

2.	If the Managing Director is employed or gives notice during a calendar year, remuneration shall be payable on a pro rata temporis basis.

§ 3 Expenses

Expenses incurred in performing his contractual obligation (e. g. travel, board and lodging, etc.) shall be reimbursed according to the tax rules and the policies of the Company. Any and all reimbursements shall be made on a monthly basis upon presentation of corresponding receipts, in particular invoices.

§ 4 Vacation

1.	The Managing Director shall be entitled to thirty working days paid leave per calendar year.

2.	Vacation period shall be agreed upon with the shareholder in due consideration of current business circumstances.

3.
In case the Managing Director cannot take the vacation until the end of the year or not completely due to business or personal reasons, the vacation entitlement may be carried over until 31 March of the following year.

4.	In the year of joining and leaving the Company the days of vacation will be granted pro rata temporis.

§ 5 Confidentiality

1.
The Managing Director undertakes to keep confidential all business matters and transactions connected with the Company and affiliated enterprises. This shall apply in particular to all trade and business secrets and all secrets in relation to the business policy.

2.
The obligation also applies vis-a-vis employees of the Company as far as such employees are not authorized or entitled by their official position or employment contract to receive such information. The obligation to maintain confidentiality shall especially cover all details of this agreement concerning the amount of remuneration and the term of the Agreement.

3.	These obligations shall survive the termination of this Managing Director Service Agreement.

§ 6 Capacity to Work, Secondary Employment

1.	The Managing Director undertakes to devote his entire capacity to work and his entire knowledge and experience to the Company.

2.	The Managing Director shall not have any fixed working hours.

3.
If the Managing Director is planning to take up a secondary employment for valuable consideration or free of charge, this shall be subject to the prior approval of the meeting of shareholders. This shall also apply if the Managing Director is willing to take on any posts in an honorary capacity, in an advisory board, supervisory board or similar positions. Any publications and lectures held by the Managing Director relating to the Company's business affairs shall also be subject to the prior approval of the meeting of shareholders.

§ 7 Inability to Work

1.	The Managing Director undertakes to promptly inform the Company of any inability to attend work, for how long he is likely to be unfit for work and for what reason he is unable to work.

2.
In the event that the Managing Director is absent due to illness he shall be obliged to inform the shareholder without undue delay. If absent for more than one week he shall be obliged to provide the Company with doctors certificate. These obligations shall continue to exist beyond the period of time set out in Sec. 7.3 of this Section.

3.
If the Managing Director is prevented from work, through no fault of his own, due to illness, payment of remuneration shall continue for a period of 6 months. Potential payments made by a health insurance will be credited against the salary.

4.
The Managing Director hereby assigns his damage claims excluding his entitlements to compensation for personal suffering to the Company, to the extent he is injured by a third party and the Company continues payment for salary.

5.
If the Managing Director dies within the term of this contract and before the end of his appointment as Managing Director, the company is obligated to pay the last monthly salary set forth in §2.1 of this agreement for 6 month following the month of death to his widow or to his dependent children.

§ 8 Accident Insurance

The Company contracted an accident insurance for the Managing Director regardless of whether the accident takes place during the fulfilment of his business obligations as set forth under this agreement or during his private time.

§ 9 Return of Company's Property

1.
The Managing Director undertakes to return to the Company all business documents, papers (including duplicates and copies and in whatsoever form, e. g. electronic) as well as any items being in his possession upon termination of employment. For whatsoever reason, and to confirm to the Company in writing that he has completely fulfilled his obligation to return. There shall be no right of retention.

2.
In the event of any release from the duties to perform services, the resignation from office or revocation of the appointment as managing director at any time and for any reason, the obligation pursuant to § 9.1 shall be become due when the respective measure takes effect.

§ 10 Term/Termination Membership in the Company/ Termination Modality

1.	This Managing Director Service Agreement shall be concluded for an indefinite term.

2.	Unless terminated earlier, the employer-employee relationship shall end automatically, i.e. without notice of termination having to be given, at the end of the month in which the Managing Director attained the age of 67 at the latest.

3.	Each contractual party shall be entitled to give notice of termination of the employer-employee relationship subject to nine months' notice to the end of the year.

During a respective notice period the compensation as stated in this Agreement shall remain unaffected.

The right to terminate this Agreement by either party by means of an extraordinary termination (§ 626 German Civil Code (BGB)) shall remain unaffected.

4.	Notice of termination shall only be effective in writing.

5.	The Company shall be entitled to discharge the Managing Director from his duties any time. If the Managing Director is discharged from his duties, this shall not affect the Company's obligation to continue paying the salary agreed in the Agreement to the Managing Director until termination of the employer-employee relationship.

6.	The Parties agree that in case of termination of the Agreement by the Company, § 1 a German Employment Protection Act (KSchG) shall apply analogously subject to § 10.7. The Parties also agree that the Managing Director's term of service from 1 November 1999, shall be take into account to calculate.

7.	If the Managing Director's employment agreement is terminated by the Company for any reason other than cause, death, or disability within 18 months from the date of a "Change of Control" (as defined in the following) of the Company or its sole shareholder ABAXIS Inc., the Managing Director shall be entitled to receive severance benefits pursuant to the approved and adopted ABAXIS, Inc. Executive Change of Control Severance Plan attached as Exhibit 3 provided that the Board of Directors of ABAXIS, Inc. approve the designation of the Managing Director as participant in the Severance Plan. As long as the Board of Directors has not approved the designation of the Managing Director as participant in the Severance Plan, he shall be entitled to receive a lump sum payment equal to one time the sum of the Managing Director's annual fixed salary and the target annual bonus amount for the year in which the Change of Control occurs. In any case of a termination of the Managing Director's employment agreement by the Company for any reason other than cause, death, or disability within 18 months from the date of a Change of Control, § 10.6 shall not apply and § 10.3 remains, however, unaffected.

"Change of Control" shall mean that during the term of this Agreement

(A)	the Control (as defined below) in the Company or its sole shareholder is changed by any legal transaction including but not limited to transfers of shares, restructurings, conversions or other agreements to the same effect or

(B)	the substantial assets of the entire business of the Company or its sole shareholder are sold, transferred or otherwise disposed to a third party.

"Control" in a company means directly or indirectly legal or economic ownership of at least 50 % of the voting interest in such company.

§ 11 Legal Protection Insurance and Pecuniary Damage Liability Insurance (D&O)

The company enters in favour of the Managing Director into a legal protection insurance, containing an appropriate sum insured per case of damage, in order to repel claims, .especially liability claims, asserted against the Managing Director, and in order to protect against penal risks as well as to protect interests according to this Agreement.

The Company enters in favour of the Managing Director into a pecuniary damage liability insurance (D & O) with an appropriate limit of indemnity with respect to the case, that the Managing Director, acting his tasks out, is, based on legal liability terms subject to civil law, enlisted by the Company or a third party with reference to a pecuniary loss because of a breach of duty by the Managing Director.

§ 12 General Issues

1.	The parties agree that this employment of the Managing Director is subject only to the terms and conditions set forth herein. All previous employment contracts with the Company or its sole shareholder and oral as well as written conditions will be cancelled and replaced by this contract.

2.	No collateral agreements have been made between the Managing Director and the Company neither orally nor in writing in addition to the provisions stipulated in this contract.

3.
Any future changes in and amendments to this contract shall only be effective in writing. Oral agreements shall be invalid; this shall also apply to all modification to this agreement and to the cancellation of this clause.

4.
If any provisions of this contract are or become ineffective, this shall not affect the validity of the contract as a whole. In this case, the ineffective provision must be replaced by an effective clause which most closely corresponds to the invalid clause as far as the economic purpose of the contract is concerned.

5.	This Agreement is executed in German and English. If there is a discrepancy between both versions the German version shall prevail.

6.	Without regard to choice of law provisions this Managing Director Service Agreement is governed by and will be construed in accordance with the laws of Germany.

7.	For all disputes of any kind arising out of or related to this Agreement including its validity, the parties consent to the jurisdiction and to the venue of the competent courts located in Darmstadt.

8.	The Managing Director confirms to have received a duly executed version of this agreement.

Darmstadt, 30 May 2008

/s/ Achim Henkel
Achim Henkel

/s/ Clinton Severson

ABAXIS Inc.
represented by Clinton H. Severson, Chief Executive Officer.